Exhibit 4.6

Share Transfer Agreement*

Jun Planning Co., Ltd.

Nobukazu Kawai

Junji Kawai

Akie Kawai

SYLA Technologies Co., Ltd.

November 15, 2023

Share Transfer Agreement

Jun Planning Corporation (“Seller 1”), Nobukazu Kawai (“Seller 2”), Junji Kawai (“Seller 3”), and Akie Kawai (“Seller 4”; collectively with Seller 1, Seller 2, and Seller 3, the “Sellers”) and SYLA Technologies Co., Ltd. (the “Buyer”) shall enter into a Share Transfer Agreement (the “Agreement”) as follows, regarding the transfer of the shares of RIBERESUTE CORPORATION (“Subject Company” or “RIBERESUTE”) held by the Sellers.

Chapter 1 General Provisions

Article 1.1 (Definitions)

In this Agreement, the terms used in the following items shall have the meanings set forth in those items.

(1)	The “Other Party” refers to the Buyer to the Sellers and the Sellers to the Buyer.

(2)	“Advisors, etc.” means attorneys, patent attorneys, certified public accountants, tax accountants, financial advisors and other advisors.

(3)	“Shares, etc.” means shares, stock acquisition rights, bonds with stock acquisition rights, convertible bonds, stock subscription rights, and other securities or rights that enable new acquisition of shares of the Subject Company,

(4)	“Affiliate” has the meaning defined in Article 8, Paragraph 5 of the Regulations Concerning Terminology, Forms and Preparation Methods of Financial Statements, etc.

(5)	A “Related Party Transaction” is a transaction in which the Subject Company’s Group Companies are one party, and the Sellers, their relatives up to the third degree of kinship, and corporations substantially controlled by them are the other parties.

(6)	“Permissions” means authorization, license, approval, consent, registration, notification, report, accreditation, certification, and other similar acts or procedures by judicial or administrative agencies as required by relevant laws and regulations.

(7)	“Contract, etc.” means contracts, arrangement or other agreement (whether written or oral)

(8)	“Subsidiary” has the meaning defined in Article 8, Paragraph 3 of the Ordinance on Terminology, Forms and Preparation Methods of Financial Statements, etc.

(9)	“Event of Default, etc.” means any event of default, breach, modification, refusal to renew, cancellation, termination, or expiration of a contract, etc., any event of forfeiture 5/14/2024 of the benefit of time, or any event of indemnity of the other party to the contract, or any event that will fall under any of these events by notice or other prescribed act or the passage of time, or both.

(10)	“Judicial and Administrative Agencies, etc.” means domestic and foreign courts, arbitrators, arbitration institutions, supervisory authorities and other judicial and administrative agencies, self-regulatory organizations and designated accreditation organizations.

1

(11)	“Judgment of Judicial and Administrative Agencies, etc.” means a judgment, decision, order, judicial settlement, license, approval, etc., administrative guidance, or other judgment of a judicial or administrative body, etc.

(12)	“Litigation, etc.” means domestic or foreign litigation, arbitration, conciliation, provisional seizure, attachment, temporary restraining order, provisional seizure, disposition for delinquency, compulsory execution, provisional disposition, trial proceedings, opposition proceedings, investigation proceedings, or any other judicial or administrative proceedings.

(13)	The “Subject Company Group” refers to the Subject Company and its subsidiaries, and “Subject Company’s Group Companies” refers to each company in the Subject Company Group.

(14)	“Subsidiaries of the Subject Company” means WAKABA Corporation, RIBERESUTE CORPORATION TAIWAN, and River Sky Homes Co.

(15)	“Insolvency Proceedings” means bankruptcy proceedings, rehabilitation proceedings, individual rehabilitation proceedings, reorganization proceedings, special liquidation proceedings and other similar legal insolvency proceedings (including proceedings under foreign laws) and private liquidation proceedings (including Alternative Dispute Resolution on business revitalization and similar proceedings in foreign countries).

(16)	“Antitrust Law” means the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade.

(17)	“Antisocial Forces” means organized crime groups, members of organized crime groups, quasi-constituents of organized crime groups, related companies or association of organized crime groups, quasi-organized crime groups, corporate racketeers, etc., and persons who fall under any of these categories (“Members of Organized Crime Groups, etc.”), as well as persons those who fall under any of the following categories and who a person who has not yet passed five years since he/she ceased to fall under any of these categories.

(i) Having a relationship in which it is deemed that the management is controlled by Members of Organized Crime Groups, etc.

(ii) Having a relationship in which a Members of Organized Crime Groups, etc. is deemed to be substantially involved in the management of the company.

(iii) Having a relationship that is deemed to involve unjustified use of the Members of Organized Crime Groups, etc., such as with the intent to gain unjust profits for oneself or a third party, or to cause damage to a third party.

(iv) Having a relationship that is recognized as being involved in providing funds, etc. or benefits to a Members of Organized Crime Groups, etc.

2

(v) A director or a person substantially involved in the management of the company has a socially reprehensible relationship with a Members of Organized Crime Groups, etc.

(iv) Using oneself or a third party to commit any of the following acts:

(a)	Violent demanding behavior

(b)	Unreasonable demands beyond legal responsibility

(c)	Threatening words or deeds or using violence in connection with a transaction

(d)	Acts of spreading false rumors, using deceptive means or force to damage the credibility of a third party or obstruct the business of a third party.

(e)	Other acts equivalent to (a) through (d)

(18)	“Burden, etc.” means a restriction on the transfer or use or exploitation, any third party’s ownership (including reserved ownership), leasehold, right of use or exploitation, mortgage, pledge, right of retention, lien, security interest in transfer or other right, foreclosure, provisional seizure, provisional disposition, compulsory execution, auction, law, etc., judgement by judicial or administrative organ, etc., litigation, contract, etc., defect, or any other reason whatsoever, or any other restriction or burden on the free use, proceeds or disposition or right thereof (with respect to shares, includes shareholder’s right (meaning rights of self-interest, common interest, right of disposition and all other shareholder rights))

(19)	“Laws and Regulations” means domestic and foreign laws, cabinet orders, ministerial ordinances, cabinet orders, notifications, rules, orders, ordinances, guidelines, and other regulations established by judicial and administrative bodies.

(20)	Each of the following terms shall have the meaning given to it in the corresponding right-hand column.

Defined Terms	Clauses defined
Buyer	defined above
Closing	Article 2.3, Note
Closing Date	Article 2.1.
Sellers	defined above
Seller 1	defined above
Seller 1 Representative	Article 7.3, Section 1
Seller 2	defined above
Seller 3	defined above
Seller 4	defined above
Seller-related Parties	Article 7.3, Section 1
Damages, etc.	Article 9.1.
Subject Company	defined above
Confidential Information	Article 11.2, Section 1
Shares	Article 2.1.
Share Transfer	Article 2.1.
Agreement	Article 6.3.
Basic Agreement	defined above
Transfer Price	Article 2.2
RIBERESUTE	defined above

3

Chapter 2. Transfer of Shares

Article 2.1 (Transfer of Shares)

Pursuant to the terms of the Agreement, the Sellers shall, on January 10, 2024, or such other date as may be separately agreed upon by the Sellers and the Buyer (the “Closing Date”), transfer the 2,158,800 shares (the “Shares”; the breakdown is as follows.) of the outstanding shares of the Subject Company, and the Buyer shall acquire the Shares (the Share Transfer).

Seller	Number of shares	Percentage of shares held (excluding treasury stock)
Seller 1	1,668,400	15.75%
Seller 2	264,400	2.50%
Seller 3	224,000	2.12%
Seller 4	2,000	0.02%
Total	2,158,800	20.39%

Article 2.2 (Consideration for Transfer)

The consideration for the Share Transfer set forth in the preceding article shall be a total of 1,988,254,800 yen (the “Transfer Price”).

Seller	Transfer Price (yen)
Seller 1	1,536,596,400
Seller 2	243,512,400
Seller 3	206,304,000
Seller 4	1,842,000
total amount	1,988,254,800

4

Article 2.3 (Execution of the Share Transfer)

The execution of the Share Transfer (the “Closing”) shall take place on the Closing Date at a time and place to be separately agreed upon by the Sellers and the Buyer, and the Sellers and the Buyer shall each take the following actions.

(1)	In exchange for the payment of the Transfer Price by the Buyer as set forth in the following item, the Sellers shall apply for book-entry transfer as provided in Article 132, Paragraph 2 of the Law Concerning Book-Entry Transfer of Bonds, Shares, etc. and have the Buyer record or enter an increase in the number of Shares in the holding column in the Buyer’s book-entry transfer account for the Shares in accordance with Article 140 of said Law.

(2)	In exchange for the application for transfer of the Shares as set forth in the preceding item, the Buyer shall pay the Sellers by wire transfer to the following bank accounts designated by each of the Sellers. Bank transfer fees shall be borne by the Sellers.

(i) Seller 1 account

Financial Institution: Tokyo Higashi Shinkin Bank, Soka Branch

Type: Ordinary

Account No.: 4282403

Account name: Jun Planning Co., Ltd.

(ii) Seller 2 accounts

Financial Institution: Mitsubishi UFJ Bank, Urayasu Ekimae Branch

Type: Ordinary

Account No.: 3900302

Account name: Nobukazu Kawai

(iii) Seller 3 accounts

Financial Institution: Tokyo Higashi Shinkin Bank, Soka Branch

Type: Ordinary

Account No.: 5475044

Account name: Junji Kawai

(iv) Seller 4 accounts

Financial Institution: Mitsubishi UFJ Bank, Koshigaya Branch

Type: Ordinary

Account No.: 3810016

Account name: Akie Kawai

Chapter 3. Representations and Warranties

Article 3.1 (RIBERESUTE’s Representations and Warranties)

1	Sellers represents and warrants to the Buyer that the matters set forth in Exhibit 3.1.1 are true and correct as of the date of execution of this Agreement and the Closing Date (or, if a timing is specified in each item of Exhibit 3.1.1, such timing).

5

2	The fact that Buyer (including its officers, employees and advisors, etc.) is or may be aware of any fact that constitutes or may constitute a breach of the Sellers’ representations and warranties pursuant to the preceding paragraph shall not affect the existence or scope of the Sellers’ liability with respect to such representations and warranties, nor shall it affect in any way the Buyer’s assertion of any failure of a condition precedent under Section 8.2 or the Buyer’s claims for compensation or other remedies as set forth in Article 9.

Section 3.2 (SYLA’s Representations and Warranties)

1	The Buyer represents and warrants to the Sellers that the matters relating to the Buyer set forth in Exhibit 3.2.1 are true and correct as of the date of execution of this Agreement and the Closing Date (or, if a timing is specified in each item of Exhibit 3.2.1, such timing).

2	The fact that the Seller (including its officers, employees and advisors) is or may be aware of any fact that constitutes or may constitute a breach of the Buyer’s representations and warranties pursuant to the preceding paragraph shall not affect the existence or scope of the Buyer’s liability with respect to such representations and warranties, nor shall it affect in any way the Sellers’ assertion of any failure of a condition precedent under Section 8.1 or the Seller’s claims for compensation or other remedies as set forth in Article 9.

Section 4. Sellers’ Covenants Prior to Closing

Article 4.1 (Notification)

If the Sellers become aware (i) of any failure or threatened failure to satisfy any of the items of Section 8.2, (ii) of any breach or threatened breach of any of the representations and warranties of the Sellers set forth in Section 3.1, or (iii) of any breach by the Sellers of any of their obligations under this Agreement, the Sellers shall promptly notify the Buyer in writing of their knowledge thereof and of the facts on which such knowledge is based, and shall consult with the Buyer in good faith to reach a reasonable resolution thereof. (iii) in the event that any breach or threatened breach by the Sellers of any of their obligations hereunder is discovered, the Sellers shall promptly notify the Buyer in writing of their knowledge thereof and of the facts on which such knowledge is based, and shall make their best efforts to reach a reasonable resolution thereof through good faith consultation with the Buyer; provided, however, that the Sellers shall not be liable for any loss or damage arising out of such breach or threatened breach. However, even in the event of such notice and consultation, the Sellers shall not be exempted from liability for breach of their own obligations or representations and warranties.

6

Article 4.2 (Cooperation of Buyer with Proceedings)

The Sellers shall cause the Subject Company Group Companies to cooperate as necessary to the extent reasonably practicable in connection with the performance by the Buyer of its obligations under Section 6.2.

Section 5. Post-Closing Covenants of the Sellers

Article 5.1 (Notification)

In the event that (i) any of the representations and warranties of the Sellers set forth in Section 3.1 are found to be breached or threatened to be breached, or (ii) any breach or threatened breach by the Sellers of any of their obligations hereunder is found to exist, the Sellers shall promptly notify the Buyer in writing of their knowledge thereof and of the facts upon which such knowledge is based, and shall use their best efforts, after consultation in good faith with the Buyer, to reasonably resolve the matter. The Sellers shall promptly notify the Buyer in writing of the fact that they have become aware of such breach and the facts on which such awareness is based, and shall make their utmost efforts to reach a reasonable resolution thereof through good faith consultation with the Buyer; provided, however, that the Sellers shall not be liable for any loss or damage arising from such breach. However, even in the event of such notice and consultation, the Sellers shall not be exempted from liability for breach of their own obligations or representations and warranties.

Section 6. Pre-Closing Buyer’s Covenants

Article 6.1 (Notification)

If (i) the Buyer becomes aware of any failure or threatened failure to satisfy any of the items of Section 8.1, (ii) the Buyer becomes aware of any breach or threatened breach of any of its representations and warranties set forth in Section 3.2, or (iii) the Buyer becomes aware of any breach or threatened breach of any of its obligations under this Agreement, the Buyer shall promptly notify the Sellers in writing of its awareness thereof and of the basis for such awareness, and shall seek to resolve such matters reasonably in good faith with the Sellers. However, even in the event of such notice and consultation, the Buyer shall not be released from liability based on a breach of its own obligations or representations and warranties.

Article 6.2 (Procedures for Licensing, etc.)

In order to effect the Share Transfer, the Buyer shall, prior to the Closing, shall make reasonable efforts to complete the acquisition of all permits and approvals required by law, etc. to be obtained by the Buyer prior to the Closing (including prior notification of the Share Transfer pursuant to Article 10.2 of the Antitrust Law), and complete all waiting periods (including the period set forth in Article 10.8 of the Antitrust Law) required by law, etc. to have passed prior to the Closing.

7

Article 6.3 (Conclusion of Basic Agreement on Business Alliance)

Prior to the Closing, the Buyer shall execute a Basic Agreement on Business Alliance (the “Basic Agreement”) with the Subject Company in the form and content described in Exhibit 6.3.

Section 7. Post-Closing Buyer’s Covenants

Article 7.1 (Notification)

If Buyer becomes aware of (i) any breach or threatened breach of any of Buyer’s representations and warranties set forth in Section 3.2, or (ii) any breach or threatened breach by Buyer of any of its obligations under the Agreement, Buyer shall promptly notify Sellers in writing of its knowledge thereof and of the basis for such knowledge, and shall use its best efforts, after consultation in good faith with Sellers, to reasonably resolve such breach or threatened breach. However, even in the event of such notice and consultation, the Buyer shall not be released from liability based on a breach of its own obligations or representations and warranties.

Article 7.2 (Waiver of Liability by Sellers)

After the Closing, the Buyer shall not pursue (including but not limited to pursuing by way of a shareholder derivative action) any liability of the Seller 3 with respect to the performance of his/her duties as a director or corporate auditor of any of the Subject Company’s Group Companies, and shall not hold the Subject Company liable therefor.

Chapter 8. Preconditions for Closing

Article 8.1 (Preconditions for Sellers’ Obligations)

The obligations of the Sellers with respect to Section 2.3.1 shall be subject to the satisfaction of all of the following conditions on the Closing Date. However, the Sellers may, at their discretion, waive all or any of such conditions.

(1)	The representations and warranties of Buyer set forth in Section 3.2.1 are true and correct as of the date set forth therein.

(2)	The Buyer has performed or complied with its obligations under the Agreement to be performed or complied with prior to the Closing.

(3)	The Agreement has been legally and validly executed and remains legally and validly in force.

8

Article 8.2 (Preconditions for Buyer’s Obligations)

The Buyer’s obligations under Section 2.3.2 shall be subject to the satisfaction of all of the following conditions on the Closing Date. However, the Buyer may, at its discretion, waive all or any part of such conditions.

(1)	the representations and warranties of Sellers set forth in Section 3.1.1 are true and correct as of the date set forth therein.

(2)	Sellers have performed or complied with their obligations under the Agreement to be performed or complied with prior to the Closing.

(3)	No Judicial or Administrative Decision, etc., has been made or is likely to be made that restricts or prohibits the transfer of the Shares.

(4)	All permits and approvals, etc. required to be obtained by the Buyer prior to the Closing by laws and regulations, etc. (including prior notification of the Share Transfer pursuant to Article 10, Paragraph 2 of the Antitrust Law) for the Share Transfer have been obtained (including the expiration of the waiting period in the case where there is a waiting period), and that such acquisition has become effective, and there is no risk that the effectiveness of such acquisition will be negated.

(5)	No event or events have been identified or have occurred that are likely to have a material adverse effect on the business, assets, liabilities, equity value, financial condition or results of operations, business operations, or cash flows of the Subject Company’s Group Companies, nor are they likely to do so.

(6)	This Agreement has been legally and validly executed and remains legally and validly in force.

Chapter 9. Compensation

Article 9.1 (Compensation)

1	In the event that the Sellers incurs any damage, loss or expense (including those based on claims by third parties and including, to the extent reasonable, expenses for advisors, etc.; hereinafter referred to as “Damages, etc.”) to the Buyer arising out of or in connection with a breach of the Agreement or any representation and warranty made by them that is untrue or inaccurate, the Sellers shall compensate the Buyer for such Damages, etc. In this paragraph, the Damages, etc. equivalent to 20.39% of the voting rights of the Shares among the Damages, etc. incurred by the Subject Company Group Companies shall be deemed to be the Buyer’s Damages, etc. after the Closing.

2	The cumulative total of the amounts to be compensated by the Sellers pursuant to the preceding paragraph shall be up to the Transfer Price (however, this shall be the amount prior to adjustment in accordance with Article 9.2).

9

3	The Buyer shall compensate the Sellers against any loss or damage incurred by the Sellers arising out of or in connection with a breach of the Agreement or any representation and warranty made by the Buyer that is untrue or inaccurate.

4	The cumulative total of the amounts to be compensated by the Buyer pursuant to the preceding paragraph shall be limited to the Transfer Price (however, such amount shall be the amount prior to adjustment in accordance with Article 9.2), except with respect to compensation based on a breach by the Buyer arising out of or relating to intentional or gross negligence.

5	In the event that the Sellers and the Buyer claim compensation from the Other Party pursuant to the provisions of this Article, the Sellers and the Buyer shall, to the extent reasonably possible, indicate in writing to the Other Party the nature and amount of damages, etc. and the basis for the claim by the date one year have passed from the Closing Date (However, with respect to a breach of an obligation whose performance is due after the Closing Date (for continuing obligations, the end of the term shall be the due date for performance of such obligations.), the later of one year from the Closing Date or twelve months from the due date of such performance).

Article 9.2 (Nature of Compensation)

Sellers’ compensation under this Chapter shall be deemed to be an adjustment to the Transfer Price.

Chapter 10. Cancellation and Termination

Article 10.1 (Cancellation and Termination)

1	Sellers and Buyer may terminate this Agreement by written notice to the Other Party only by the Closing is completed if any of the following events occur:

(1)	If, through no fault of its own, the Closing is not completed by March 31, 2024.

(2)	If the Other Party breaches any of its obligations or representations and warranties under the Agreement and fails to cure such breach within fourteen (14) days from the date of receipt of the written request for cure, notwithstanding that the other party has requested in writing that such breach be cured.

(3)	Where a cause for filing an Insolvency Proceeding has arisen in the other party, or the Other Party has received such a petition from a third party or has filed such a petition on its own behalf.

2	The Agreement shall not be cancelled after the Closing without the written agreement of the Sellers and the Buyer.

3	In the event this Agreement is cancelled and terminated pursuant to this Article, the provisions of Article 9.1, this Paragraph and Chapter 11 shall remain in effect. In addition, even if this Agreement is terminated pursuant to this Article, any obligations of each Party that have already accrued prior to the termination of the Agreement or any obligations arising out of or in connection with any acts or omissions of each Party prior to the termination of this Agreement shall not be discharged.

10

Chapter 11. General Provisions

Article 11.1 (Joint and Several Liability)

The Sellers shall cooperate with each other and perform jointly and severally with each other the Sellers’ obligations and liabilities set forth in the Agreement.

Article 11.2 (Confidentiality Obligation)

1	The Sellers and the Buyer shall, for a period of three (3) years from the date of execution of this Agreement, keep the fact that this Agreement has been entered into, its contents and conditions, and information disclosed by the other party in connection with this Agreement (“Confidential Information”) confidential and shall not be disclosed to any third party or used for any purpose other than the purpose of this Agreement, except with the prior written consent of the other party. However, the Sellers and the Buyer may disclose Confidential Information (i) to its own or its affiliates’ directors, officers, employees, or advisors, etc. entrusted by it, provided that such persons are subject to the same confidentiality obligations as those set forth in this Article, and (ii) to the minimum extent necessary, Confidential Information may be disclosed when disclosure of Confidential Information is required by law or regulation, or by the judgment, guidance or request of a judicial or administrative body, financial instruments exchange, or the like.

2	Notwithstanding the preceding paragraph, the information specified in each of the following items shall not be included in Confidential Information.

(1)	Information that was already public knowledge at the time of disclosure

(2)	Information already rightfully in possession at the time of disclosure

(3)	Information independently obtained or developed without violating the terms of this Agreement or unrelated to this Agreement

(4)	Information lawfully obtained from a third party who is not under a duty of confidentiality

(5)	Information that becomes public knowledge through no fault of its own after being disclosed

Article 11.3 (Publication)

Notwithstanding the foregoing, the Buyer may, upon prior notice to Sellers, issue press releases or other public announcements in connection with this Agreement .

11

Article 11.4 (Notification)

1	All notices, demands and other communications in connection with this Agreement shall be in writing and shall be sent either by hand, certified or registered mail, or by electronic mail, to the following address or such other address as may be designated by written notice in accordance with this Article from the other party.

(1)	Sellers’ address

Address: 2-23-5 Minami-cho, Koshigaya City, Saitama

Addressee: Hiroaki Kawai, Representatibe Director, Jun Planning Co., Ltd.

Email: hiroakilc@icloud.com

(2)	Buyer’s address

Address: Ebisu Prime Square 7F, 1-1-39 Hiroo, Shibuya-ku, Tokyo

Addressee: Takahide Watanabe

Director, Group Executive Officer, CSO, and Secretary

SYLA Technologies Co., Ltd.

Email: t_watanabe@syla.jp

2.	When the Buyer gives notice, etc. to the Sellers, it shall be sufficient to give such notice, etc. to the party to be notified as set forth in the preceding paragraph, and such notice, etc. shall become effective against all Sellers on the date it reaches the party to be notified as set forth in the preceding paragraph.

3	Unless otherwise specified, when the Sellers give notice, etc. to the Buyer, the Sellers shall be required to do so in unison, and each seller may not do so individually.

Article 11.5 (Prohibition of Assignment, etc.)

Without the prior written consent of the other party, the Seller and the Buyer shall not assign or otherwise dispose of, or allow a third party to succeed to, their positions as parties under this Agreement or their rights or obligations under the Agreement, in whole or in part.

Article 11.6 (Cost Sharing)

The Sellers and the Buyer shall each bear its own expenses, fees and all other costs incurred by it in connection with the preparation, execution and performance of the Agreement (including, but not limited to, costs related to advisors, etc.)

12

Article 11.7 (Governing Law and Jurisdiction)

1	This Agreement shall be governed by and interpreted in accordance with the laws of Japan.

2	The Tokyo District Court shall have exclusive jurisdiction in the first instance over any and all disputes arising out of or in connection with this Agreement.

Article 11.8 (Severability)

The invalidity, violation, or unenforceability of any provision of this Agreement in violation of law or public policy shall not invalidate, violate, or render unenforceable any other provision of this Agreement. In addition, if any provision of this Agreement is held by a court of law to be invalid, violated or unenforceable, such provision shall be interpreted only to the extent necessary to make it valid and enforceable.

Article 11.9 (Entire Agreement)

The Agreement constitutes the entire agreement between the Sellers and the Buyer with respect to the subject matter hereof and supersedes all prior agreements, understandings, covenants or other arrangements, whether written or oral, between the Sellers and the Buyer, and the Sellers and Subject Company with respect to such subject matter.

Article 11.10 (Miscellaneous)

In the event that any undisclosed material fact (meaning a material fact as defined in Article 166, Paragraph 2 of the Financial Instruments and Exchange Law) relating to the Subject Company of which only one of the Sellers or the Buyer has knowledge exists, the Sellers and the Buyer shall inform the Other Party of such fact by the date of execution of the Agreement and confirm that the Other Party has also become aware of such material fact.

Article 11.11 (Good Faith Consultation)

If any question arises between the Sellers and the Buyer concerning any matter not provided for in this Agreement or concerning the interpretation of the Agreement, the Sellers and the Buyer shall endeavor to resolve such question through consultation in good faith.

(Margins below)

13

(Intentionally left blank)

14

Five (5) copies of this Agreement shall be prepared as evidence of the execution of this Agreement and signed and sealed by the Sellers and the Buyer, and one copy shall be held by each of the Sellers and the Buyer.

November 15, 2023

Seller 1:	2-23-5 Minami-cho, Koshigaya-shi, Saitama
Hiroaki Kawai, Representative Director
Jun Planning Co., Ltd.

15

Seller 2:	5-1-D-406 Takasu, Urayasu City, Chiba
Regius Fort Shin-Urayasu
Nobukazu Kawai

16

Seller 3:	5-49-3 Miyamoto-cho, Koshigaya-shi, Saitama
Junji Kawai

17

Seller 4:	5-49-3 Miyamoto-cho, Koshigaya-shi, Saitama
Akie Kawai

18

Buyer:	Ebisu Prime Square 7F, 1-1-39 Hiroo, Shibuya-ku, Tokyo
Yoshiyuki Yuto, Representative Director, COO
SYLA Technologies Co., Ltd.

19

Exhibit 3.1.1 Representations and Warranties of Sellers

1 Authority and Capacity of Rights, etc.

Seller 1 is a stock company legally incorporated and validly existing under the laws of Japan. Seller 2, Seller 3, and Seller 4 are all natural persons having an address in Japan and having the right, intent, and capacity to enter into and perform this contract alone. Seller 2, Seller 3, and Seller 4 are adults, and their guardianship, conservatorship, or assistance under the Civil Code has not commenced, nor has a petition for a trial for such commencement been filed.

2 Validity and Legal Binding Effect of the Agreement

The Agreement has been legally and validly executed by the Sellers and constitutes their legal, valid and legally binding obligation. The Agreement is enforceable against the Sellers in accordance with its terms and conditions, except to the extent that enforcement of its performance is restricted by Laws and Regulations, or the rules of fiduciary duty.

3 Absence of Conflict with Laws and Regulations

The execution of the Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby are not contrary to any Laws and Regulations to which the Sellers are parties or by which they are legally bound, or to any contract or Judgment of Judicial and Administrative Agencies, etc. applicable to or effective against them, and shall not constitute an Event of Default, etc. The Sellers have obtained all Permissions required for the execution and performance of the Agreement in accordance with the respective Laws and Regulations.

4 Shareholdings, etc.

(1)	The Sellers own a total of 2,158,800 shares of the Subject Company’s outstanding shares, of which 1,668,400 shares are owned by Seller 1, 264,400 shares by Seller 2, 224,000 shares by Seller 3 and 2,000 shares by Seller 4. The Sellers are shareholders of the Subject Company in name and substance, and are legally and validly entered to that effect in the register of shareholders of the Subject Company, and are able to assert their status as shareholders against the Subject Company and third parties.

(2)	All of the outstanding shares of the Subject Company shall be free and clear of any Burden, etc., except as contemplated herein, and there shall be no third party claiming any such Burden, etc., and the Buyer shall acquire full title to the Shares, free and clear of any Burden, etc., by virtue of the Share Transfer.

20

(3)	No Litigation, etc. or claims have arisen or are threatened in connection with the attribution of all outstanding shares of the Subject Company. There are no agreements, etc. between the Sellers and third parties concerning the rights as shareholders of the Subject Company (including but not limited to the exercise of voting rights).

5 Absence of Insolvency Proceedings

The Sellers have not committed any act that constitutes a suspension of payment and are not insolvent. Insolvency Proceedings have not been commenced against the Sellers, and there are no facts that could cause insolvency proceedings to be commenced against the Sellers. The Sellers have not themselves filed for the commencement of Insolvency Proceedings, nor have any third parties filed such proceedings. No insolvency has occurred or is likely to occur as a result of the execution or performance of this contract.

6 Antisocial Forces Not Applicable

The Sellers are not Antisocial Forces, do not cooperate or participate in the maintenance or operation of Antisocial Forces through the provision of funds or similar acts, and do not have any direct or indirect relationship with Antisocial Forces.

7 Related Party Transactions

Except for the transactions described in Exhibit 3.1.1.6, there are no related party transactions between the Sellers and the Subject Company Group.

21

Appendix 3.1.1.6 Related Party Transactions

Related Party Transaction with Seller 3

The following related party transactions are described in the Subject Company’s Annual Securities Report filed on August 30, 2023.

(1)	Property Management

.	3,075 thousand yen in the fiscal year ended May 31, 2023

(2)	Real Estate Brokerage

.	3,465 thousand yen in the fiscal year ended May 31, 2023

(3)	Building and Repairs

.	6,601 thousand yen in the fiscal year ended May 31, 2023

(4)	Real Estate Leases

.	5,280 thousand yen in the fiscal year ended May 31, 2023

22

Exhibit 3.2.1 Representations and Warranties of Buyer

1 Establishment and Effective Survival

The Buyer is a stock company legally incorporated and validly existing under the laws of Japan.

2 Practice of Necessary Powers and Procedures

(1)	The Buyer has the power and authority necessary for the execution and performance of the Agreement and for the consummation of the transactions contemplated hereby.

(2)	The Buyer’s execution and performance of the Agreement and the consummation of the transactions contemplated hereby have been approved by all necessary authorities of the Buyer (except with respect to those procedures that are sufficient to be performed by the Closing Date, which have been performed by the Closing Date).

3 Validity and Legal Binding Effect of the Agreement

The Agreement has been legally and validly executed by the Buyer and constitutes its legal, valid and legally binding obligation. The Agreement is enforceable against the Buyer in accordance with its terms and conditions, except to the extent that enforcement of its performance is restricted by Laws and Regulations or the rules of fiduciary duty.

4 Absence of Conflict with Laws and Regulations

The execution of the Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby shall not be contrary to any Laws and Regulations to which the Buyer is a party or by which the Buyer is legally bound or by which the Buyer is subject or in effect for the Buyer, or to the articles of incorporation or other internal rules, agreements, or Judgment of Judicial and Administrative Agencies, etc., nor shall it constitute an Event of Default, etc. The Buyer has obtained all Permissions, etc. required for the execution and performance of the Agreement by the Closing Date in accordance with the respective Laws and Regulations.

5 Absence of Insolvency Proceedings

The Buyer has not committed any act that constitutes a suspension of payment and is not insolvent. Insolvency Proceedings have not been commenced against the Buyer, and there are no facts that could cause Insolvency Proceedings to be commenced against the Buyer. The Buyer has not filed for the commencement of Insolvency Proceedings on its own behalf, nor has any third party filed such proceedings. The execution or performance of the Agreement has not caused or is not likely to cause the Buyer to become insolvent.

6 Antisocial Forces not Applicable

The Buyer is not an Antisocial Force, does not cooperate or participate in the maintenance or operation of Antisocial Forces through funding or similar activities, and does not have any direct or indirect relationship with Antisocial Forces.

23

Exhibit 6.3 The Agreement

24

Basic Agreement on Business Alliance

RIBERESUTE CORPORATION

SYLA Technologies Co., Ltd.

November 15, 2023

25

Basic Agreement on Business Alliance

RIBERESUTE CORPORATION (“RIBERESUTE”) and SYLA Technologies, Co., Ltd. (“SYLA”) shall enter into a Basic Agreement on Business Alliance (the “Agreement”) as follows, regarding negotiations for a business alliance between the two parties in light of SYLA’s acquisition of RIBERESUTE’s shares from RIBERESUTE’s major shareholders.

Chapter 1 General Provisions

Article 1.1 (Definitions)

In this Agreement, the terms used in the following items shall have the meanings set forth in those items.

(21)	The “Other Party” refers to SYLA for RIBERESUTE and to RIBERESUTE for SYLA.

(22)	“Advisors, etc.” means attorneys, patent attorneys, certified public accountants, tax accountants, financial advisors and other advisors.

(23)	“Affiliate” has the meaning defined in Article 8, Paragraph 5 of the Regulations Concerning Terminology, Forms and Preparation Methods of Financial Statements, etc.

(24)	“Permissions” means authorization, license, approval, consent, registration, notification, report, accreditation, certification, and other similar acts or procedures by judicial or administrative agencies as required by relevant laws and regulations.

(25)	“Contract, etc.” means contracts, arrangement or other agreement (whether written or oral)

(26)	“Subsidiary” has the meaning defined in Article 8, Paragraph 3 of the Ordinance on Terminology, Forms and Preparation Methods of Financial Statements, etc.

(27)	“Judicial and Administrative Agencies, etc.” means domestic and foreign courts, arbitrators, arbitration institutions, supervisory authorities and other judicial and administrative agencies, self-regulatory organizations and designated accreditation organizations.

(28)	“Judgment of Judicial and Administrative Agencies, etc.” means a judgment, decision, order, judicial settlement, license, approval, etc., administrative guidance, or other judgment of a judicial or administrative body, etc.

(29)	“RIBERESUTE Group” means RIBERESUTE and its subsidiaries, and “RIBERESUTE Group Companies” means each company included in the RIBERESUTE Group.

(30)	“RIBERESUTE Subsidiaries” means WAKABA Corporation, RIBERESUTE CORPORATION TAIWAN, and River Sky Homes Co.

(31)	“SYLA Group” means SYLA and its subsidiaries, and “SYLA Group Companies” means each company included in the SYLA Group.

26

(32)	“SYLA Subsidiaries” means SYLA Solar Co., Ltd., SYLA Brain Co., Ltd., and SYLA Biotech Co, Ltd.

(33)	“Insolvency Proceedings” means bankruptcy proceedings, rehabilitation proceedings, individual rehabilitation proceedings, reorganization proceedings, special liquidation proceedings and other similar legal insolvency proceedings (including proceedings under foreign laws) and private liquidation proceedings (including Alternative Dispute Resolution on business revitalization and similar proceedings in foreign countries).

(34)	“Antisocial Forces” means organized crime groups, members of organized crime groups, quasi-constituents of organized crime groups, related companies or association of organized crime groups, quasi-organized crime groups, corporate racketeers, etc., and persons who fall under any of these categories (“Members of Organized Crime Groups, etc.”), as well as persons those who fall under any of the following categories and who a person who has not yet passed five years since he/she ceased to fall under any of these categories.

(i) Having a relationship in which it is deemed that the management is controlled by Members of Organized Crime Groups, etc.

(ii) Having a relationship in which a Members of Organized Crime Groups, etc. is deemed to be substantially involved in the management of the company.

(iii) Having a relationship that is deemed to involve unjustified use of the Members of Organized Crime Groups, etc., such as with the intent to gain unjust profits for oneself or a third party, or to cause damage to a third party.

(iv) Having a relationship that is recognized as being involved in providing funds, etc. or benefits to a Members of Organized Crime Groups, etc.

(v) A director or a person substantially involved in the management of the company has a socially reprehensible relationship with a Members of Organized Crime Groups, etc.

(iv) Using oneself or a third party to commit any of the following acts:

(f)	Violent demanding behavior

(g)	Unreasonable demands beyond legal responsibility

(h)	Threatening words or deeds or using violence in connection with a transaction

(i)	Acts of spreading false rumors, using deceptive means or force to damage the credibility of a third party or obstruct the business of a third party.

(j)	Other acts equivalent to (a) through (d)

(35)	“Laws and Regulations” means domestic and foreign laws, cabinet orders, ministerial ordinances, cabinet orders, notifications, rules, orders, ordinances, guidelines, and other regulations established by judicial and administrative bodies.

(36)	Each of the following terms shall have the meaning given to it in the corresponding right-hand column.

27

Defined Terms	Clauses defined
SYLA	defined above
Closing Date	Article 2.1.
Sellers	Article 1.1.
Seller 1	Article 1.1.
Seller 2	Article 1.1.
Seller 3	Article 1.1.
Seller 4	Article 1.1.
Damages, etc.	Article 6.1.
Exclusive Negotiation Due Date	Article 5.1, Section 2
Confidential Information	Article 8.2, Section 1
Shares	Article 2.1.
Shares Transfer	Article 2.1.
Business Alliance	Article 5.1, Section 1
Share Transfer Agreement	Article 2.1.
Agreement	defined above
Capital Alliance	Article 2.1.
RIBERESUTE	defined above

Chapter 2 Capital Participation

Article 2.1 (Capital Participation by Share Transfer)

RIBERESUTE and SYLA confirms that SYLA plans to participate in capital of RIBERESUTE (the “Capital Alliance”) by acquiring (the “Share Transfer”) 2,158,800 shares (the “Shares”), owned by the Sellers, of outstanding shares of RIBERESUTE from Jun Planning Co., Ltd. (“Seller 1”), Nobukazu Kawai (“Seller 2”), Junji Kawai (“Seller 3”), and Akie Kawai (“Seller 4”; collectively with Seller 1, Seller 2, and Seller 3, the “Sellers”) as of January 10, 2024, or such other date as may be separately agreed upon by the Sellers and SYLA (the “Closing Date”) pursuant to the Share Transfer Agreement (the “Share Transfer Agreement”) with the Sellers.

28

Seller	Number of shares	Percentage of shares held (excluding treasury stock)
Seller 1	1,668,400	15.75%
Seller 2	264,400	2.50%
Seller 3	224,000	2.12%
Seller 4	2,000	0.02%
Total	2,158,800	20.39%

Chapter 3. Representations and Warranties

Article 3.1 (RIBERESUTE’s Representations and Warranties)

1	RIBERESUTE represents and warrants to SYLA that, as of the date of execution of this Agreement and the Closing Date, the RIBERESUTE Group, its officers or their equivalents, principal shareholders and principal business partners are not Antisocial Forces, are not cooperating or participating in maintenance or operation of Antisocial Forces through funding or similar activities for Antisocial Forces and that they do not have any direct or indirect relationship with Anti-Social Forces.

Section 3.2 (SYLA’s Representations and Warranties)

SYLA represents and warrants to RIBERESUTE that, as of the date of execution of this Agreement and the Closing Date, the SYLA Group, its officers or their equivalents, principal shareholders and principal business partners are not Antisocial Forces, are not cooperating or participating in maintenance or operation of Antisocial Forces through funding or similar activities for Antisocial Forces and that they do not have any direct or indirect relationship with Anti-Social Forces.

Chapter 4. Post-Capitalization Operations

Article 4.1 (Notification)

1	If RIBERESUTE becomes aware of (i) any fact that breaches or may breach any of RIBERESUTE’s Representations and Warranties set forth in Article 3.1, or (ii) any fact that constitutes or may constitute a breach by RIBERESUTE of any of its obligations under the Agreement, RIBERESUTE shall promptly notify SYLA in writing of its awareness of such facts and the basis for such awareness, and shall use its best efforts to reach a reasonable resolution thereof in good faith consultation with SYLA. However, even in the event of such notification and consultation, RIBERESUTE shall not be released from liability based on a breach of its own obligations or representations and warranties.

29

2	If SYLA becomes aware of (i) any fact that breaches or may breach any of SYLA’s Representations and Warranties set forth in Article 3.2, or (ii) any fact that constitutes or may constitute a breach by SYLA of any of its obligations under the Agreement, SYLA shall promptly notify RIBERESUTE in writing of its awareness of such facts and the basis for such awareness, and shall use its best efforts to reach a reasonable resolution thereof in good faith consultation with RIBERESUTE However, even in the event of such notification and consultation, SYLA shall not be released from liability based on a breach of its own obligations or representations and warranties.

Article 4.2 (Cooperation with SYLA Proceedings)

In connection with the SYLA’s performance of its obligations under the Share Transfer Agreement, RIBERESUTE shall prepare, file and deliver securities notices and prospectuses under the Financial Instruments and Exchange Law and shall cooperate to the extent necessary to comply with such laws and regulations, and shall cause the RIBERESUTE Group Companies to do the same.

Chapter 5. Negotiations on Business Alliance

Article 5.1 (Negotiations on Business Alliance)

1	RIBERESUTE and SYLA shall negotiate for a business alliance (the “Business Alliance”) with respect to the business or operations of the Parties, including those set forth in each of the following items:

(1)	Purchasing properties

(2)	Selling properties

(3)	Marketing

(4)	Planning and development of new products

2	From the date of execution of this Agreement until March 31, 2024 (the “Exclusive Negotiation Due Date”, or if extended in accordance with the following paragraph, the date after the extension), RIBERESUTE shall not, without the prior written consent of SYLA, engage in, or cause any third party, including RIBERESUTE Group companies, to engage in, any of the following acts:

(1)	Negotiation, provision of information, or communication with other third parties concerning capital alliance, business alliance or cooperation including activities equivalent or similar to all or part of the Business Alliance, or any other activities that make the formation of the Business Alliance difficult.

(2)	Introducing existing shareholders to third parties or otherwise facilitating the purchase of shares of RIBERESUTE Group companies by third parties.

30

3	RIBERESUTE and SYLA may, by written agreement, extend the Exclusive Negotiation Due Date. In addition, RIBERESUTE and SYLA shall not unreasonably refuse, withhold or delay, or unreasonably attach conditions to the extension of the Exclusive Negotiation Due Date, including the refusal to extend the due date in the midst of the actual continuation of negotiations under paragraph 1.

Chapter 6. Compensation

Article 6.1 (Compensation)

1	In the event that RIBERESUTE incurs any damage, loss or expense (including those based on claims by third parties and including, to the extent reasonable, expenses for advisors, etc.; hereinafter referred to as “Damages, etc.”) to SYLA arising out of or in connection with a breach of this Agreement, RIBERESUTE shall promptly compensate SYLA for such Damages, etc.

2	The cumulative total of the amounts to be compensated by RIBERESUTE pursuant to the preceding paragraph shall be limited to the Share Transfer Price as provided in the Share Transfer Agreement (provided, however, that such amount shall be the amount prior to adjustment in accordance with Article 9.2 of the Share Transfer Agreement). However, this limitation shall not apply to compensation based on violations caused by or related to intentional or gross negligence by RIBERESUTE.

3	If SYLA causes any loss or damage to Seller arising out of or in connection with a breach of this Agreement, SYLA shall promptly indemnify RIBERESUTE for such loss or damage.

4	The cumulative total of the amounts to be compensated by SYLA pursuant to the preceding paragraph shall be limited to the Share Transfer Price as provided in the Share Transfer Agreement (provided, however, that such amount shall be the amount prior to adjustment in accordance with Article 9.2 of the Share Transfer Agreement). However, this limitation shall not apply to compensation based on violations caused by or related to intentional or gross negligence by SYLA.

5	In the event that RIBERESUTE and SYLA claim compensation from the other party pursuant to the provisions of this Article, RIBERESUTE and SYLA shall, to the extent reasonably possible, indicate in writing to the other party the nature and amount of damages, etc. and the basis for the claim by the date three years have passed from the effective date of the Closing Date (However, with respect to a breach of an obligation whose performance is due after the Closing Date, the later of 1 year from the Closing Date or 12 months from such performance due date. (For continuing obligations, the end of the term shall be the due date for performance of such obligations.)).

31

Chapter 7. Cancellation and Termination

Article 7.1 (Cancellation and Termination)

1	RIBERESUTE and SYLA may terminate this Agreement by written notice to the other party in the event of any of the following events.

(1)	If the other party breaches any of its obligations or representations and warranties under this Agreement and fails to cure such breach within fourteen (14) days from the date of receipt of the written request for cure, regardless that the other party has requested in writing that such breach be remedied.

(2)	Where a cause for filing an insolvency proceeding has arisen in the other party, or the other party has received such a petition from a third party or has filed such a petition on its own behalf.

(3)	If negotiations regarding the business alliance set forth in Article 5.1 been concluded after the Exclusive Negotiation Due Date has passed.

2	If required in accordance with laws and regulations and if individually requested by SYLA (not limited to the cases described in the preceding paragraph), RIBERESUTE shall prepare, file and deliver a securities notice and prospectus under the Financial Instruments and Exchange Law and other necessary cooperation required for the sale of all or part of the Shares to a third party.

3	In the event this Agreement is cancelled and terminated pursuant to this Article, the provisions of Article 6.1, this Paragraph and Chapter 8 shall remain in effect. In addition, even if this Agreement is terminated pursuant to this Article, any obligations of each Party that have already accrued prior to the termination of this Agreement or any obligations arising out of or in connection with any acts or omissions of each Party prior to the termination of this Agreement shall not be discharged.

Chapter 8. General provisions

Article 8.1 (Confidentiality Obligation)

1	During the term of this Agreement and for a period of two (2) years from the date of termination of this Agreement, RIBERESUTE and SYLA shall keep the fact that this Agreement has been entered into, its contents and conditions, and information disclosed by the other party in connection with this Agreement (“Confidential Information”) confidential and shall not be disclosed to any third party or used for any purpose other than the purpose of this Agreement, except with the prior written consent of the other party. However, RIBERESUTE and SYLA may disclose Confidential Information (i) to its own or its affiliates’ directors, officers, employees, or advisors, etc. entrusted by it, provided that such persons are subject to the same confidentiality obligations as those set forth in this Article, and (ii) to the minimum extent necessary, Confidential Information may be disclosed when disclosure of Confidential Information is required by law or regulation, or by the judgment, guidance or request of a judicial or administrative body, financial instruments exchange, or the like.

32

2	Notwithstanding the preceding paragraph, the information specified in each of the following items shall not be included in Confidential Information.

(1)	Information that was already public knowledge at the time of disclosure

(2)	Information already rightfully in possession at the time of disclosure

(3)	Information independently obtained or developed without violating the terms of this Agreement or unrelated to this Agreement

(4)	Information lawfully obtained from a third party who is not under a duty of confidentiality

(5)	Information that becomes public knowledge through no fault of its own after being disclosed

Article 8.2 (Publication)

Either party may, with the prior consent of the other party (which consent shall not be unreasonably refused, withheld or delayed, or conditioned), issue press releases or other public announcements in connection with this Agreement. However, in the event that any press release or other public announcement in connection with this Agreement is required by law or regulation, or by the judgment or other guidance or request of a judicial or administrative body, financial instruments exchange, or the like, either party may do so upon prior notice to the other party.

Article 8.3 (Notification)

All notices, demands and other communications in connection with this Agreement shall be in writing and shall be sent either by hand, certified or registered mail, or by electronic mail, to the following address or such other address as may be designated by written notice in accordance with this Article from the other party.

(1)	RIBERESUTE’s Address

Address:	389-1, Kimmei-cho, Soka City, Saitama
Addressee:	Tsuyoshi Kanbayashi, Director

RIBERESUTE CORPORATION

Email:	kanbayashi@riberesute.co.jp

(2)	SYLA’s Address

Address:	Ebisu Prime Square 7F, 1-1-39 Hiroo, Shibuya-ku, Tokyo
Addressee:	Takahide Watanabe

Director, Group Executive Officer, CSO, and Secretary

SYLA Technologies Co., Ltd.

Email:	t_watanabe@syla.jp

33

Article 8.4 (Prohibition of Assignment, etc.)

Without the prior written consent of the other party, RIBERESTE and SYLA shall not assign or otherwise dispose of, or allow a third party to succeed to, their positions as parties under this Agreement or their rights or obligations under this Agreement, in whole or in part.

Article 8.5 (Cost Sharing)

RIBERESUTE and SYLA shall each bear its own expenses, fees and all other costs incurred by it in connection with the preparation, execution and performance of this Agreement (including, but not limited to, costs related to advisors, etc.)

Article 8.6 (Governing Law and Jurisdiction)

1	This Agreement shall be governed by and interpreted in accordance with the laws of Japan.

2	The Tokyo District Court shall have exclusive jurisdiction in the first instance over any and all disputes arising out of or in connection with this Agreement.

Article 8.7 (Severability)

The invalidity, violation, or unenforceability of any provision of this Agreement in violation of law or public policy shall not invalidate, violate, or render unenforceable any other provision of this Agreement. In addition, if any provision of this Agreement is held by a court of law to be invalid, violated or unenforceable, such provision shall be interpreted only to the extent necessary to make it valid and enforceable.

Article 8.8 (Good Faith Consultation)

If any question arises between RIBERESUTE and SYLA concerning any matter not provided for in this Agreement or concerning the interpretation of this Agreement, RIBERESUTE and SYLA shall endeavor to resolve such question through consultation in good faith.

(Margins below)

34

Two (2) original copies of this Agreement shall be prepared as evidence of the execution of this Agreement, and one (1) copy shall be signed and sealed by RIBERESUTE and SYLA, and one (1) copy shall be retained by each.

November 15, 2023

RIBERESUTE:	389-1, Kimmei-cho, Soka City, Saitama
RIBERESUTE CORPORATION
Shinichi Sakamoto, President and Representative Director

35

SYLA:	Ebisu Prime Square 7F, 1-1-39 Hiroo, Shibuya-ku, Tokyo
SYLA Technologies Co., Ltd.
Yoshiyuki Yuto, Representative Director and COO

*	This is an English translation of the original contract, which is written in Japanese. This English translation was prepared for purposes of filings with the U.S. Securities and Exchange Commission only and is not binding on the parties to the contract. In all instances, the Japanese version of the contract governs.

36